Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements listed below of Newell Brands Inc. (formerly Newell Rubbermaid Inc.) of our report dated February 29, 2016 (except for the effects of the retrospective adoption of ASU No. 2016-09 related to the consolidated statement of cash flows and Footnotes 5 and 18, as to which the date is March 1, 2018), with respect to the consolidated financial statements and schedule of Newell Brands Inc. for the year ended December 31, 2015 included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

Form Number	Registration	Description
S-8	33-62047	Newell Long-Term Savings and Investment Plan

S-8	333-38621	Newell Long-Term Savings and Investment Plan

S-8	333-105113	Newell Rubbermaid Inc. 2003 Stock Plan

S-8	333-105177	Newell Rubbermaid Inc. 2002 Deferred Compensation Plan

S-8	333-105178	Newell Rubbermaid Inc. 401(k) Savings Plan

S-8	333-125144	Newell Rubbermaid Inc. 401(k) Savings Plan

S-8	333-135153	Newell Rubbermaid Inc. 2003 Stock Plan (as amended and restated effective February 8, 2006)

S-8	333-149133	Newell Rubbermaid Inc. 2008 Deferred Compensation Plan

S-8	333-166946	Newell Rubbermaid Inc. 2010 Stock Plan

S-8	333-188411	Newell Rubbermaid Inc. 2013 Incentive Plan

S-4	333-208989	Common stock issued for a business combination and in the related Prospectus

S-8	333-210762	Jarden Corporation 2013 Stock Incentive Plan

S-4	333-213675	Debt securities exchange and in the related Prospectus

S-3	333-217080	Debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units and in the related Prospectus

S-8	333-221872	Newell Brands Supplemental Employee Savings Plan

S-8	333-221874	Rexair LLC Retirement Savings and Investment Plan

/s/ Ernst & Young LLP

Atlanta, Georgia

March 1, 2018